Exhibit 99.2

Investor Contacts:
Kevin J. Hammons	Ross W. Comeaux
Executive Vice President	Vice President – Investor Relations
and Chief Financial Officer	615-465-7012
615-465-7000

Media Contact:

Tomi Galin

Senior Vice President, Corporate Communications,

  Marketing and Public Affairs

615-628-6607

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES COMMENCEMENT OF

TENDER OFFER FOR 5.125% SENIOR SECURED NOTES DUE 2021

FRANKLIN, Tenn. (January 23, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.125% Senior Secured Notes due 2021 (the “2021 Notes”) on the terms and subject to the conditions set forth in the Issuer’s Offer to Purchase dated January 23, 2020 and the accompanying Letter of Transmittal dated January 23, 2020.

The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on February 20, 2020 (the “Expiration Time”), unless extended or earlier terminated by the Issuer. The Issuer reserves the right to amend, extend or terminate the Tender Offer at any time subject to applicable law.

Certain information regarding the 2021 Notes and the terms of the Tender Offer is summarized in the table below.

CUSIP No.	Title of Security	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration[1]	Early Tender Payment[1]	Total Tender Offer Consideration[1]
12543D AU4	5.125% Senior Secured Notes due 2021	$1,000,000,000	$971.25	$30.00	$1,001.25

(1)

Per $1,000 principal amount of 2021 Notes accepted for purchase. Holders who validly tender and do not validly withdraw their 2021 Notes and whose 2021 Notes are accepted for purchase in the Tender Offer will also be paid accrued and unpaid interest from and including the interest payment date immediately preceding the applicable settlement date to, but not including, the applicable settlement date.

Each holder who validly tenders, and does not validly withdraw, its 2021 Notes on or prior to 5:00 p.m., New York City time, on February 5, 2020, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) will be entitled to an early tender payment, which is included in the total tender offer consideration above, of $30.00 for each $1,000 principal amount of 2021 Notes validly tendered by such holder if such 2021 Notes are accepted for purchase pursuant to the Tender Offer.

-MORE-

CYH Announces Commencement of Tender Offer for 5.125% Senior Secured Notes Due 2021

January 23, 2020

Holders validly tendering, and not validly withdrawing, 2021 Notes after the Early Tender Deadline and on or before the Expiration Time will be eligible to receive only the late tender offer consideration, which represents the total tender offer consideration less the early tender payment.

In addition, holders whose 2021 Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date for their 2021 Notes purchased pursuant to the Tender Offer. 2021 Notes tendered prior to 5:00 p.m., New York City time, on February 5, 2020 (the “Withdrawal Deadline”) may be withdrawn at any time prior to the Withdrawal Deadline. 2021 Notes tendered after the Withdrawal Deadline may not be withdrawn.

Subject to the satisfaction or waiver of certain conditions, the Issuer reserves the right, following the Early Tender Deadline, to accept for purchase prior to the Expiration Time all Notes validly tendered on or prior to the Early Tender Deadline (the “Early Settlement Election”). The Issuer will announce whether it intends to exercise the Early Settlement Election (the “Early Settlement Announcement”) following the Early Tender Deadline. If the Issuer exercises the Early Settlement Election, it will pay the total tender offer consideration promptly following the Early Settlement Announcement (the “Early Settlement Date”), plus accrued and unpaid interest on the purchased 2021 Notes from the interest payment date for the 2021 Notes immediately preceding the Early Settlement Date to, but not including, the Early Settlement Date.

The Issuer’s obligation to accept for purchase, and to pay for, 2021 Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions, including, among others, the condition that the Issuer has completed a debt financing on terms and conditions satisfactory to it yielding sufficient net cash proceeds to fund the total tender offer consideration plus accrued and unpaid interest for all of the currently outstanding 2021 Notes (the “Financing Condition”). The complete terms and conditions of the Tender Offer are set forth in the Tender Offer documents that are being sent to holders of 2021 Notes. Holders of 2021 Notes are urged to read the Tender Offer documents carefully.

Concurrently with the commencement of the Tender Offer, the Issuer has delivered to the trustee for delivery to the holders of the 2021 Notes a conditional notice of redemption to redeem all of the 2021 Notes not purchased by the Issuer in the Tender Offer on February 22, 2020 at a redemption price of 100.000% of the principal amount of the 2021 Notes plus accrued and unpaid interest to, but excluding, February 22, 2020. The late tender offer consideration is less than the redemption price to be paid on the redemption date. The Issuer’s obligation to redeem all of the 2021 Notes not purchased by the Issuer in the Tender Offer on the redemption date is subject to the satisfaction of the Financing Condition.

The Issuer has retained Credit Suisse Securities (USA) LLC to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offer, at (866) 470-3800 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

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CYH Announces Commencement of Tender Offer for 5.125% Senior Secured Notes Due 2021

January 23, 2020

The Tender Offer is being made solely by means of the Tender Offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the 2021 Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2021 Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2021 Notes. No recommendation is made as to whether holders of the 2021 Notes should tender their 2021 Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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